Exhibit 99.1

VOLCANO REPORTS 18 PERCENT INCREASE IN TOTAL THIRD QUARTER REVENUES

MEDICAL SEGMENT REVENUES INCREASE 24 PERCENT

(SAN DIEGO, CA), October 31, 2011—Volcano Corporation (NASDAQ: VOLC), a leading developer and manufacturer of precision intravascular diagnosis and therapy guidance tools designed to enhance the treatment of coronary and peripheral artery disease, said today that revenues for the third quarter of 2011 increased 18 percent versus the third quarter of 2010.

For the quarter ended September 30, 2011, Volcano reported revenues of $85.8 million versus revenues of $72.9 million in the third quarter a year ago. Year-over-year medical segment revenues increased 24 percent in the third quarter of 2011. Industrial segment revenues in the third quarter declined 54 percent versus a year ago, due to reduced spending in the telecommunications sector.

The company reported net income on a GAAP basis of $2.6 million, or $0.05 per diluted share, in the third quarter of 2011, versus net income of $5.6 million, or $0.10 per diluted share, in the third quarter of 2010.

For the first nine months of 2011, Volcano reported revenues of $250.8 million, an 18 percent increase over revenues of $212.9 million in the same period a year ago. The company reported GAAP net income of $8.7 million, or $0.16 per diluted share, in the first nine months of 2011. This compares with GAAP net income of $7.0 million, or $0.13 per diluted share, in the same period in 2010.

“Volcano’s medical segment business experienced solid growth in the third quarter, driven by a 48 percent increase in FFR (Fractional Flow Reserve) disposable revenues, as FFR continued its higher market penetration and we continued to gain market share for both our FFR and IVUS (Intravascular Ultrasound) businesses in key geographies. These gains occurred despite a challenging macro-economic environment that is impacting procedure activity, particularly for our IVUS business,” said Scott Huennekens, president and chief executive officer.

“Given the increased focus on comparative effectiveness, we continue to be optimistic about the long-term prospects for our current and future offerings—particularly IVUS—as recent data from the Matrix study reinforces positive outcomes with respect to reduction in deaths and adverse events when using IVUS versus the use of angiography alone,” he added.

Huennekens said the company continues to advance its long-term growth strategy. “We are making investments in product development and clinical programs to further our vision as the leading therapy guidance company with a platform that delivers precision guided therapy and diagnosis utilizing intravascular imaging, physiology and future technologies. Over the next year, we will be introducing enhancements to our current offerings, as well as new products that will enable us to address new markets,” he noted.

Guidance for 2011

The company said that given current expectations for healthcare procedure activity and telecom business sales, it is narrowing the top range of its revenue guidance for fiscal 2011 from $342-$347 million to $342-$345 million. It continues to expect that gross margin will be 65-66 percent and that operating expenses will be 58-60 percent of revenues. The company expects earnings per diluted share for fiscal 2011 will be $0.19-$0.21. The company said that as a result of its projected ongoing GAAP profitability, it is assessing its ability to release a portion of its deferred tax valuation allowance, which may result in additional estimated net income of approximately $25.0 million, or $0.45 per diluted share, in the fourth quarter of 2011.

Conference Call Information

The company will hold a conference call at 2 p.m., Pacific Daylight Time, (5 p.m., Eastern Daylight Time), today. The teleconference can be accessed by calling (631) 291-4555, passcode 14128534, or via the company’s website at http://www.volcanocorp.com. Please dial in or access the webcast 10-15 minutes prior to the beginning of the call. A replay of the conference call will be available through November 7, at (404) 537-3406 passcode 14128534, and via the company’s website at http://www.volcanocorp.com.

About Volcano

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that may cause Volcano’s actual results to differ materially and adversely from statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ include the risk that Volcano’s revenue, expense or earnings projections may turn out to be inaccurate because of the preliminary nature of the forecasts and the risk of further adjustment, or unanticipated difficulty in achieving those projections, the effect of competitive and economic factors, and the company’s reaction to those factors, on purchasing decisions with respect to the company’s products, the pace and extent of market adoption of the company’s products and technologies, the inherent uncertainty in the process of obtaining regulatory approval or clearance for Volcano’s products or devices, the success of Volcano’s growth strategies, risks associated with Volcano’s international operations, the impact of the recent events in Japan, timing and achievement of product development milestones, outcome of ongoing litigation, the impact and benefits of market development, dependence upon third parties, product introductions, unexpected new data, safety and technical issues, market conditions and other risks inherent to medical and/or telecom device development and commercialization. These and additional risks and uncertainties are more fully described in Volcano’s filings made with the Securities and Exchange Commission, including our recent annual report on Form 10-K for the year ended December 31, 2010, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal Rosen

Ruder-Finn

(415) 692-3058

VOLCANO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$53,091	$43,429
Short-term available-for-sale investments	154,314	175,283
Accounts receivable, net	63,413	59,133
Inventories	46,463	40,499
Prepaid expenses and other current assets	8,673	6,643

Total current assets	325,954	324,987
Long-term available-for-sale investments	33,928	26,804
Property and equipment, net	73,411	56,503
Intangible assets, net	15,261	17,103
Goodwill	2,487	2,487
Other non-current assets	5,494	3,682

	$456,535	$431,566

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,716	$13,895
Accrued compensation	15,687	18,241
Accrued expenses and other current liabilities	14,102	21,960
Deferred revenues	6,423	5,898
Current maturities of long-term debt	72	56

Total current liabilities	49,000	60,050
Long-term debt	94,543	91,236
Deferred revenues	2,878	2,466
Other	3,215	3,478

Total liabilities	149,636	157,230
Stockholders’ equity	306,899	274,336

	$456,535	$431,566

VOLCANO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$85,767	$72,886	$250,798	$212,910
Cost of revenues	29,538	25,955	84,175	79,686

Gross profit	56,229	46,931	166,623	133,224
Operating expenses:
Selling, general and administrative	36,034	29,565	106,982	92,726
Research and development	13,928	10,185	40,337	29,637
Amortization of intangibles	860	627	2,572	1,821
In-process research and development	—	—	—	65

Total operating expenses	50,822	40,377	149,891	124,249

Operating income	5,407	6,554	16,732	8,975
Interest income	226	106	701	274
Interest expense	(1,834)	(249)	(5,895)	(267)
Exchange rate loss	(502)	(91)	(1,181)	(635)
Other	—	—	(2)	(19)

Income before provision for income taxes	3,297	6,320	10,355	8,328
Provision for income taxes	669	735	1,684	1,363

Net income	$2,628	$5,585	$8,671	$6,965

Net income per share:
Basic	$0.05	$0.11	$0.17	$0.14

Diluted	$0.05	$0.10	$0.16	$0.13

Shares used in calculating net income per share:
Basic	52,517	50,810	52,188	50,339

Diluted	54,947	53,278	54,605	53,032

VOLCANO CORPORATION

REVENUE SUMMARY

(in millions)

(unaudited)

	Three Months Ended September 30,		Percentage Change	Nine Months Ended September 30,		Percentage Change
	2011	2010	2010 to 2011	2011	2010	2010 to 2011
Medical segment:
Consoles:
United States	$6.0	$5.7	4%	$17.6	$17.3	2%
Japan	0.6	0.3	127	1.7	1.6	11
Europe	1.5	1.3	13	6.3	5.2	21
Rest of world	1.6	0.8	105	3.8	3.5	8

Total Consoles	$9.7	$8.1	19	$29.4	$27.6	7

IVUS single-procedure disposables:
United States	$18.3	$17.6	4%	$56.2	$51.0	10%
Japan	23.7	19.0	24	68.6	52.2	31
Europe	6.2	4.8	27	17.8	15.3	16
Rest of world	1.6	1.2	32	4.8	3.6	31

Total IVUS single-procedure disposables	$49.8	$42.6	17	$147.4	$122.1	21

FM single-procedure disposables:
United States	$9.3	$6.3	46%	$26.1	$17.6	48%
Japan	1.4	0.8	77	3.3	2.3	45
Europe	5.7	3.7	54	17.0	11.3	50
Rest of world	0.3	0.5	(30)	1.5	1.3	15

Total FM single-procedure disposables	$16.7	$11.3	48	$47.9	$32.5	47

Other	$6.8	4.7	46%	$16.6	12.7	31%

Sub-total medical segment	$83.0	$66.7	24	$241.3	$194.9	24

Industrial segment	$2.8	6.2	(54)	$9.5	18.0	(47)

Total	$85.8	$72.9	18	$250.8	$212.9	18